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[GARGOYLES LETTERHEAD]


                                             NEWS
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FOR IMMEDIATE RELEASE:          CONTACT: Doug Hauff, Gargoyles
April 11, 1997                           206-872-6100, x3400
                                         Rich Scaglione, Buntin Public Relations
                                         615-244-5720

GARGOYLES COMPLETES ACQUISITION OF SUNGOLD I-WEAR

   KENT, Wash. -- Gargoyles Performance Eyewear (NASDAQ: GOYL) today completed its acquisition of Sungold I-Wear, a Farmingdale, N.Y.-based manufacturer of premium sunglasses.

   Sungold manufactures two principal lines -- Stussy EyeGear, a successful young men's fashion brand; and Anarchy Eyewear, a cutting-edge brand popular with snowboarders, skateboarders and other alternative sports enthusiasts age 15-25.

   According to Doug Hauff, president and CEO of Gargoyles, the acquisition of Sungold represents a key step in the company's continuing growth strategy, and elevates Gargoyles to the number-three position in domestic sunglass sales, behind Bausch & Lomb and Oakley.

   "We're extremely pleased to welcome Sungold to the Gargoyles family," said Hauff. "This acquisition gives us entree into two new areas that will incrementally grow our business by expanding our distribution channels. The consumers served by the Stussy and Anarchy brands have been two important targets for us."

   Gargoyles will continue to look for additional acquisitions that are consistent with its strategies, said Hauff.

   Sungold, which was founded in 1955, becomes a Gargoyles subsidiary.

   Stussy EyeGear is the only licensed brand of Stussy, Inc., a leading designer and manufacturer of "streetwear" apparel and accessories featuring styles that reflect everything from easy California living to the grit of inner city culture. Stussy EyeGear offers a vast array of styles at price points ranging from $60 to $120. Stussy also offers an up-and-coming women's eyewear collection.

   Anarchy Eyewear features a combination of cutting-edge styling and affordable pricing. The brand's variety of fun, colorful and aggressive styles -- which reflect Anarchy's "Altercation with the Norm" tag line --retail from $40 to $70. A similarly styled women's line -- Angel Eyewear -- is also offered by Sungold.

   Gargoyles Performance Eyewear, located in Kent, Wash., designs, manufactures and markets a broad line of performance and outdoor-lifestyle-oriented sunglasses, as well as protective eyewear, under the Gargoyles, Hobie and Timberland brands. Gargoyles' net sales have grown from $6 million in 1992 to more than $33 million in 1996.

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